Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 146 to Registration Statement No. 002-92661 on Form N–1A, of our report dated September 18, 2018, relating to the financial statements and financial highlights of Fidelity Managed Retirement Income Fund, Fidelity Managed Retirement 2005 Fund, Fidelity Managed Retirement 2010 Fund, Fidelity Managed Retirement 2015 Fund, Fidelity Managed Retirement 2020 Fund, and Fidelity Managed Retirement 2025 Fund, each a fund of Fidelity Income Fund, appearing in the Annual Report on Form N-CSR of Fidelity Income Fund for the year ended July 31, 2018, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 22, 2019